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                                                                  Exhibit 99.1



July 14, 2005 (revised)

Mr. Stephen J. Kondor



Dear Steve,

I am very pleased to extend an offer of employment to you for the position of Vice President, Sales & Marketing, reporting to Hank Nordhoff, President and CEO. Your hire date will be July 29, 2005. The details of this offer are:

Base Salary:        You will receive an annualized base salary of $290,000, paid bi-weekly in accordance with Gen-Probe's regular payroll cycle.

Stock Options:      You will be eligible to participate in Gen-Probe's Employee
                    Stock Option Plan with an initial grant of 50,000 options.
                    Your options will be granted and priced on the last day of the month in which you begin employment. All option grants are subject to the vesting schedule and terms and conditions outlined in the Plan document. More detailed information about your stock options will be provided to you once you are on board.

Executive Bonus:    You will be eligible to participate in the 2005 Executive
                    Bonus Plan with a target bonus of 25% of your annual earnings, pro-rated based on your date of hire.

Benefits:           You will be eligible for comprehensive health, dental and
                    eye care insurance benefits for yourself and your eligible dependents, effective on your date of hire. These benefits are 100% employer paid. In addition, you will be eligible for other benefits, which are outlined on the attached benefits summary.

Relocation
Assistance:         In order to assist you in your move from Los Altos to San
                    Diego, you will be provided certain relocation benefits.
                    Since some relocation expenses are considered compensation, you may incur a tax liability resulting from this move.
                    Gen-Probe classifies relocation benefits as either
                    "qualified" or "non-qualified".

                    Qualified benefits are non-taxable and will therefore be paid directly to the vendor by Gen-Probe. They are:

                    1. Expenses associated with packing, unpacking and transporting normal household furnishings.
                    2. Transportation for you and your immediate family on your final move to San Diego. (Mileage reimbursement is limited to $.14 per mile per IRS regulations.)

                    Non-qualified benefits are subject to payroll tax withholdings specified by you and required by state and federal authorities. However, to assist in offsetting income tax implications, Gen-Probe will add an appropriate percentage to the non-qualified expenses listed below in order for you to receive the full benefit. Non-qualified benefits are:
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                    1.   You will be reimbursed for real estate fees on the sale
                         of your current home in Palo Alto to a maximum of $40,000.
                    2. $12,000, which is intended to be used for temporary housing in San Diego while you are transitioning into your new home.
                    3. Closing costs on the purchase of your new home, to a maximum of the lower of 2% of the purchase price of the home or $20,000.


This offer is contingent upon a successful background check. We have mailed you the documents necessary to begin the background check and would appreciate your returning them as soon as possible in order to expedite the process. Additionally, as a condition of this offer of employment, you are required to submit to and successfully pass a pre-employment drug screen. If the drug screen results demonstrate the presence of unprescribed drugs, controlled substances or an unacceptable level of alcohol, this offer of employment would be deemed withdrawn and you would not become employed by Gen-Probe. A representative from our Human Resources department will contact you to arrange for the drug screen once you have accepted this offer.

Copies of Gen-Probe's Proprietary Information and Inventions Agreement and Employee Arbitration Agreement are also being mailed to you under separate cover. This offer is contingent upon your executing and returning these agreements in advance of your start date. Should you have any questions regarding the Agreements, we encourage you to seek professional legal assistance prior to executing these documents.

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Gen-Probe. The strength of our technology and products, the quality and experience of our people and your presence will facilitate this success.

Sincerely,


/s/ Diana De Walt

Diana De Walt
Vice President, Human Resources

cc:   Hank Nordhoff
      Peter Livingston


I accept this offer of employment and the terms described above:

/s/ Stephen J. Kondor         July 15, 2005             July 29, 2005

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Signature                     Date                      Proposed Start Date